Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2022
RESULTS, ANNOUNCES $158 MILLION IN BOND REPURCHASES AND
RAISES FULL YEAR 2022 GUIDANCE

DALLAS, Texas, July 26, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2022. A short slide presentation summarizing the highlights of Matador’s second quarter 2022 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of five slides identified as ‘Chairman’s Remarks’ (Slides A through E) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the second quarter 2022 results. Matador is celebrating its ten year anniversary as a public company.

Record Results in Second Quarter 2022

“The first quarter of 2022 was a record quarter—the best quarter in Matador’s history. The second quarter of 2022 was even better, operationally and financially. Matador set new financial records across the board, including all-time quarterly highs for oil and natural gas revenues of $893 million, net income of $416 million, Adjusted EBITDA of $664 million and adjusted free cash flow of $454 million (see Slide A), and we expect the next two quarters to be strong as well.

“Matador’s production has reached an important inflection point. In March 2022, Matador averaged production of over 100,000 barrels of oil and natural gas equivalent (“BOE”) per day. During the second quarter of 2022, Matador increased its average oil and natural gas equivalent production 18% sequentially to over 110,000 BOE per day (see Slide B).

“San Mateo Midstream also delivered a record quarter, including all-time high throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record quarterly net income for San Mateo of $42 million and record Adjusted EBITDA for San Mateo of $53 million (see Slide C).

Revolver Repaid, Bonds Repurchased and Quarterly Dividend Doubled

“During the second quarter, Matador used a portion of its free cash flow to pay down the remaining $50 million in borrowings outstanding under its reserves-based revolving credit facility. In addition, during the second quarter and through July 25, 2022, Matador repurchased $158 million of its outstanding senior notes in a series of open market transactions, reducing its outstanding bonds from $1.05 billion to $892 million today. Over the past seven quarters, beginning in the fourth quarter of 2020, Matador has reduced its outstanding debt by $633 million or approximately 42% of our then total revolving debt and senior notes outstanding. This pay down of debt was an important achievement and safety goal for Matador and its shareholders given the recent volatility in global energy markets and increasing fears of a recession by the market. Matador’s leverage ratio has now declined from 2.9x at year-end 2020 to 0.5x at the end of the second quarter of 2022, marking Matador’s lowest leverage ratio since the quarter Matador became a publicly-traded company in early 2012 (see Slide D). This pay down provides Matador a number of additional strategic options going forward.

“Given our strong results to-date and our continued confidence in Matador’s growing operational and financial strength, we were very pleased to announce at our Annual Meeting of Shareholders in June the doubling of our cash dividend from $0.20 per share to $0.40 per share on an annualized basis.

Looking Ahead and Adjusting Full Year 2022 Guidance

“Matador recently contracted a seventh drilling rig to accelerate the timing of the next phase of drilling on its Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area. The seventh rig will begin drilling operations there in the third quarter of 2022. We continue to be very pleased with the well performance and strong economic results across multiple completion intervals throughout the Rodney Robinson leasehold. As a result, we have elected to accelerate the drilling of eight wells there into the second half of 2022. These wells, originally scheduled for drilling in late 2023, are anticipated to be turned to sales late in the first quarter or early in the second quarter of 2023. Presently, there are 19 producing wells on this lease. These next eight wells will increase the well count to 27.

“Despite the better-than-expected well performances across all of our asset areas, we are only increasing the midpoints of our 2022 total oil and natural gas production guidance modestly at this time from 21.5 million barrels to 21.7 million barrels for oil and from 95.0 billion cubic feet to 95.5 billion cubic feet for natural gas (see Slide E). This production growth is adversely affected at the moment by divestitures of non-core producing properties in the Eagle Ford and Haynesville, the uncertainty of the number and timing of non-operating well proposals and offset operator activity across our asset areas requiring shut-ins during completion activities. In addition, the Rodney Robinson completions in the second half of 2022 will also require shut-ins of various producing wells during completion activities there. Similar to our decision last year to accelerate the Voni completions, enabling the Voni wells to be turned to sales earlier than originally planned, the early completion of the eight Rodney Robinson wells should give us positive momentum when they are turned on late in the first quarter or early in the second quarter of next year.

“The midpoint of our 2022 capital expenditures guidance for drilling, completing and equipping wells has been increased by $125 million from $675 million to $800 million. Most of this increase is associated with the seventh rig and the accelerated drilling program at Rodney Robinson and from additional working interests obtained through acreage trades and non-operated well proposals. Only approximately $30 million of the $125 million expected increase is attributable to further service cost inflation anticipated in the second half of 2022. Our staff and field personnel have done a great job mitigating these inflationary pressures with sustainable operating efficiencies, including reduced days on well in both drilling and completions operations, simultaneous and remote fracturing operations and the use of dual-fuel fracturing operations, among other items.”

Second Quarter 2022 Financial and Operational Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•Second quarter 2022 net cash provided by operating activities was $646.3 million (GAAP basis), leading to second quarter 2022 adjusted free cash flow (a non-GAAP financial measure) of $453.8 million.

Net Income, Earnings Per Share and Adjusted EBITDA

•Second quarter 2022 net income (GAAP basis) was $415.7 million, or $3.47 per diluted common share, a 101% sequential increase from net income of $207.1 million in the first quarter of 2022, and a 293% year-over-year increase from net income of $105.9 million in the second quarter of 2021.

•Second quarter 2022 adjusted net income (a non-GAAP financial measure) was $415.6 million, or adjusted earnings of $3.47 per diluted common share, a 50% sequential increase from adjusted net income of $277.5 million in the first quarter of 2022, and a 242% year-over-year increase from adjusted net income of $121.7 million in the second quarter of 2021.

•Second quarter 2022 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $663.8 million, a 44% sequential increase from $461.8 million in the first quarter of 2022, and a 154% year-over-year increase from $261.0 million in the second quarter of 2021.

Oil, Natural Gas and Total Production Above Expectations

•As summarized in the table below, Matador’s second quarter 2022 average daily oil, natural gas and total production were all quarterly records and above the Company’s expectations. The majority of the higher-than-expected production resulted from better-than-expected production from the most recent 11 Voni wells and the most recent nine Rodney Robinson wells turned to sales late in the first quarter of this year. Eight more Rodney Robinson wells are expected to come online late in the first quarter or early in the second quarter of 2023.

	Q2 2022 Average Daily Volume		Production Change (%)
Production	Actual	Guidance(1)	Sequential(2)	YoY(3)	Difference vs. Guidance(4)
Total, BOE per day	110,750	106,000 to 108,000	+18%	+19%	+3.5%
Oil, Bbl per day	64,300	61,700 to 62,700	+20%	+21%	+3.4%
Natural Gas, MMcf per day	278.5	268.0 to 272.0	+15%	+16%	+3.1%

(1) As provided on February 22, 2022 and reaffirmed on April 26, 2022.
(2) As compared to the first quarter of 2022.
(3) Represents year-over-year percentage change from the second quarter of 2021.
(4) As compared to midpoint of guidance provided on February 22, 2022 and reaffirmed on April 26, 2022.

Capital Expenditures Below Expectations

Q2 2022 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
Drilling, completing and equipping (“D/C/E”)	$143.0	$187.0	(24)%
Midstream	$8.9	$17.0	(48)%
(1) As provided on April 26, 2022.
(2) As compared to guidance provided on April 26, 2022.

•Drilling and completion costs for the 11 gross (6.4 net) operated horizontal wells turned to sales in the second quarter of 2022 averaged $772 per completed lateral foot, an increase of 3% from average drilling and completion costs of $752 per completed lateral foot achieved in the first quarter of 2022. Additional increases in service costs are anticipated in the second half of 2022, and the Company now expects drilling and completion costs of approximately $890 per completed lateral foot for full-year 2022, an increase of approximately 5%.

Strategic Acquisition of Midstream Assets in Lea and Eddy Counties, New Mexico

•On June 30, 2022, a wholly-owned subsidiary of Matador closed its previously announced acquisition of the Lane Gathering and Processing System, which is being renamed the “Marlan Gathering and Processing System,” in Lea and Eddy Counties, New Mexico from a subsidiary of Summit Midstream Partners, LP (see Matador’s June 9, 2022 press release for additional details). The acquired midstream entity is now named Pronto Midstream, LLC (“Pronto Midstream”) and is not part of San Mateo. The Marlan Gathering and Processing System includes a 60 million cubic feet per day cryogenic natural gas processing plant, three compressor stations and approximately 45 miles of natural gas gathering pipelines. This acquisition is a further extension of Matador’s strategy to control the efficiency of midstream operations and to use its midstream assets to further enhance and assist the Company’s exploration, production and environmental operations and add third-party customers.

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net Production Volumes:(1)
Oil (MBbl)(2)	5,855	4,820	4,855
Natural gas (Bcf)(3)	25.3	21.8	21.8
Total oil equivalent (MBOE)(4)	10,078	8,457	8,482
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	64,339	53,561	53,354
Natural gas (MMcf/d)(6)	278.5	242.4	239.1
Total oil equivalent (BOE/d)(7)	110,750	93,969	93,210
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$111.06	$95.45	$64.90
Oil, with realized derivatives (per Bbl)	$105.21	$91.68	$56.13
Natural gas, without realized derivatives (per Mcf)(8)	$9.57	$7.63	$4.46
Natural gas, with realized derivatives (per Mcf)	$8.51	$7.43	$4.46
Revenues (millions):
Oil and natural gas revenues	$892.8	$626.5	$412.1
Third-party midstream services revenues	$21.9	$17.3	$19.9
Realized loss on derivatives	$(61.2)	$(22.4)	$(42.6)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$8.50	$7.07	$5.17
Lease operating	$3.95	$4.01	$3.39
Plant and other midstream services operating	$2.18	$2.30	$1.62
Depletion, depreciation and amortization	$11.91	$11.33	$10.78
General and administrative(9)	$2.42	$3.52	$2.88
Total(10)	$28.96	$28.23	$23.84
Other (millions):
Net sales of purchased natural gas(11)	$3.6	$2.3	$1.3

Net income (millions)(12)	$415.7	$207.1	$105.9
Earnings per common share (diluted)(12)	$3.47	$1.73	$0.89
Adjusted net income (millions)(12)(13)	$415.6	$277.5	$121.7
Adjusted earnings per common share (diluted)(12)(14)	$3.47	$2.32	$1.02
Adjusted EBITDA (millions)(12)(15)	$663.8	$461.8	$261.0
Net cash provided by operating activities (millions)(16)	$646.3	$329.0	$258.2
Adjusted free cash flow (millions)(12)(17)	$453.8	$245.7	$156.3
San Mateo net income (millions)(18)	$41.8	$34.8	$32.6
San Mateo Adjusted EBITDA (millions)(15)(18)	$52.9	$45.1	$42.3
San Mateo net cash provided by operating activities (millions)(18)	$49.9	$45.5	$25.3
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$33.4	$23.8	$32.7
D/C/E capital expenditures (millions)	$143.0	$198.8	$100.6
Midstream capital expenditures (millions)(19)	$8.9	$9.7	$4.1
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.

(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.40, $0.36 and $0.21 per BOE of non-cash, stock-based compensation expense in the second quarter of 2022, the first quarter of 2022 and the second quarter of 2021, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $60.0 million, $19.3 million and $10.9 million less expenses of $56.4 million, $17.0 million and $9.6 million in the second quarter of 2022, the first quarter of 2022 and the second quarter of 2021, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Full-Year 2022 Guidance Update

As shown in the table below, effective July 26, 2022, Matador updated its full year 2022 guidance estimates for oil, natural gas and total oil equivalent production and D/C/E capital expenditures, which were originally provided on February 22, 2022. In addition, Matador affirmed its 2022 estimates for midstream capital expenditures.

	2022 Guidance Estimates
Guidance Metric	Actual 2021 Results	February 22, 2022(1)	% YoY Change(2)	July 26, 2022(3)	% YoY Change(2)
Total Oil Production, million Bbl	17.8	21.0 to 22.0	+21%	21.4 to 22.0	+22%
Total Natural Gas Production, Bcf	81.7	92.0 to 98.0	+16%	93.0 to 98.0	+17%
Total Oil Equivalent Production, million BOE	31.5	36.3 to 38.3	+19%	36.9 to 38.3	+20%
D/C/E CapEx(4), millions	$513	$640 to $710	+31%	$765 to $835	+56%
Midstream CapEx(5), millions	$31	$50 to $60	+79%	$50 to $60	+79%
Total D/C/E and Midstream CapEx, millions	$544	$690 to $770	+34%	$815 to $895	+57%

(1) As of and as provided on February 22, 2022.
(2) Represents percentage change from 2021 actual results to the midpoint of 2022 guidance, as provided on February 22, 2022 and July 26, 2022, respectively.
(3) As of and as affirmed or updated on July 26, 2022.
(4) Capital expenditures associated with drilling, completing and equipping wells.
(5) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Excludes the acquisition of Pronto Midstream.

The guidance estimates presented in the table above reflect the following key assumptions and modifications for anticipated drilling and completions and midstream activity for full year 2022 as provided on July 26, 2022.

•Matador now expects to turn to sales 80 gross (63.7 net) operated horizontal wells during 2022, an increase of 2.9 net wells from the Company’s prior expectations, primarily as a result of additional working interests from anticipated acreage trades. Most of the wells impacted by these acreage trades are expected to be turned to sales in the fourth quarter of 2022 and will not contribute significantly to Matador’s production in 2022. Matador expects to incur incremental D/C/E capital expenditures of approximately $40 million associated with these additional working interests.

•Matador contracted a seventh drilling rig, which is expected to begin drilling eight wells on the Company’s Rodney Robinson leasehold in western Antelope Ridge in the third quarter of 2022. These eight Rodney Robinson wells are expected to be turned to sales late in the first quarter or early in the second quarter of 2023 rather than in the fourth quarter of 2023. Matador estimates additional D/C/E capital expenditures attributable to the seventh rig and the acceleration of operations at Rodney Robinson to be approximately $55 million in 2022.

•Increases due to anticipated service cost inflation make up only $30 million of the $125 million increase in the Company’s estimates for full year 2022 D/C/E capital expenditures, primarily as a result of Matador’s cost mitigation efforts, as noted above.

•During the first half of 2022, Matador divested certain operated assets in the Eagle Ford shale in South Texas as well as a small portion of its non-operated assets in the Haynesville shale in Northwest Louisiana. The Company received approximately $35 million in proceeds from these asset sales. These divestitures of non-core producing properties are expected to result in a reduction in estimated production in the second half of 2022 of approximately 220,000 BOE, including a decrease of approximately 70,000 barrels of oil and approximately 0.9 Bcf of natural gas.

•Matador estimates that the acceleration of completion operations for the eight Rodney Robinson wells and incremental shut-ins at Stateline due to offset operator completions during the second half of 2022 should result in a reduction in estimated second half production of approximately 315,000 BOE, including a decrease of approximately 180,000 barrels of oil and 0.8 Bcf of natural gas, as compared to prior estimates. These changes in estimates have been already incorporated in the guidance provided on July 26, 2022.

Third and Fourth Quarter 2022 Completions and Production Cadence Update

Third Quarter 2022 Estimated Wells Turned to Sales

At July 26, 2022, Matador expects to turn to sales 24 gross (20.1 net) operated horizontal wells in the Delaware Basin during the third quarter of 2022, consisting of 16 gross (12.8 net) wells in the Antelope Ridge asset area, four gross (4.0 net) wells in the Stateline asset area and four gross (3.3 net) in the Rustler Breaks asset area. The Company expects the average completed lateral length of these wells to be approximately 9,600 feet.

Third Quarter 2022 Estimated Oil, Natural Gas and Total Oil Equivalent Production

The table below provides Matador’s estimates, as of July 26, 2022, for the anticipated quarterly sequential changes in the Company’s average daily total oil equivalent, oil and natural gas production for the third quarter and fourth quarters of 2022.

Q3 and Q4 2022 Production Estimates
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day
Q2 2022	110,750	64,339	278.5
Q3 2022	100,000 to 102,000	58,000 to 59,000	254.0 to 258.0
Q4 2022	105,000 to 107,000	61,000 to 62,000	267.0 to 271.0

As noted in the table above, Matador expects its average daily total production to decrease 9% sequentially from 110,750 BOE per day in the second quarter of 2022 to approximately 101,000 BOE per day in the third quarter of 2022 but is expected to increase in the fourth quarter of 2022 to approximately 106,000 BOE per day. The third quarter sequential decrease was anticipated as part of Matador’s original guidance for 2022 and is primarily attributable to (i) fewer wells being completed and turned to sales in the second quarter of 2022 and the first half of the third quarter of 2022, as compared to prior periods, (ii) the timing of new wells anticipated to be turned to sales late in the third quarter of 2022, (iii) additional production being shut in due to accelerated offset completion activity, as compared to previous expectations and as noted above and (iv) sales of non-core properties as noted above.

Horizontal Wells Completed and Turned to Sales

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q2 2022
Antelope Ridge	—	—	9	0.1	9	0.1	2-2BS, 7-WC A
Arrowhead	—	—	2	0.7	2	0.7	2-3BS
Ranger	—	—	2	0.1	2	0.1	2-2BS
Rustler Breaks	11	6.4	5	0.4	16	6.8	3-1BS, 5-2BS, 2-3BS, 5-WC A, 1-WC B
Stateline	—	—	—	—	—	—	No wells turned to sales in Q2 2022
Wolf/Jackson Trust	—	—	—	—	—	—	No wells turned to sales in Q2 2022
Delaware Basin	11	6.4	18	1.3	29	7.7
South Texas	—	—	—	—	—	—	No wells turned to sales in Q2 2022
Haynesville Shale	—	—	—	—	—	—	No wells turned to sales in Q2 2022
Total	11	6.4	18	1.3	29	7.7

Note: WC = Wolfcamp; BS = Bone Spring. For example, 2-BS indicates two Second Bone Spring completions and 7-WC A indicates seven Wolfcamp A completions.

Realized Commodity Prices

	Q2 2022			Change
Realized Commodity Prices	Benchmark(1)	Actual	Differential Guidance(2)	Sequential(3)	YoY(4)	Actual Differential
Oil Prices, per Bbl	$108.52	$111.06	($0.50) to +$0.50	+16%	+71%	+$2.54
Natural Gas Prices, per Mcf	$7.50	$9.57	+$1.75 to +$2.25	+25%	+115%	+$2.07
(1) Oil benchmark is West Texas Intermediate (“WTI”) and natural gas benchmark is Henry Hub.
(2) As provided on April 26, 2022.
(3) Second quarter 2022 as compared to first quarter 2022.
(4) Second quarter 2022 as compared to second quarter 2021.

Oil Prices

For the third quarter of 2022, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of +$1.50 to +$2.50 per barrel.

At July 26, 2022, Matador had approximately 5.4 million barrels of oil hedged for the second half of 2022 using costless collars with a weighted average floor price of approximately $65 per barrel and a weighted average ceiling price of approximately $110 per barrel. Please see the accompanying slide presentation for a more complete summary of Matador’s current oil derivative positions.

Natural Gas Prices

For the third quarter of 2022, Matador’s weighted average natural gas price differential relative to the Henry Hub average daily benchmark price is anticipated to be in the range of +$1.25 to +$1.75 per thousand cubic feet, which is lower than the differential of +$2.07 per thousand cubic feet of natural gas realized in the second quarter of 2022, as NGL prices are not expected to be as strong in the third quarter, as compared to the second quarter of 2022. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price. NGL prices do not contribute to or affect Matador’s realized gain or loss on natural gas derivatives.

At July 26, 2022, Matador had approximately 31.2 billion cubic feet of natural gas hedged for the second half of 2022 using costless collars with a weighted average floor price of approximately $3.58 per MMBtu and a weighted average ceiling price of approximately $7.08 per MMBtu and 2.4 billion cubic feet of natural gas hedged for the first quarter of 2023 using costless collars with a weighted average floor price of approximately $6.00 per MMBtu and a weighted average ceiling price of approximately $14.00 per MMBtu. Please see the accompanying slide presentation for a more complete summary of Matador’s current natural gas derivative positions.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 9% sequentially from $7.07 per BOE in the first quarter of 2022 to $8.50 per BOE in the second quarter of 2022. This increase was primarily attributable to increased production taxes associated with increased oil and natural gas revenues of $892.8 million, an all-time quarterly high, reported by Matador in the second quarter. Most of the sequential and year-over-year increases in Matador’s total operating costs on a per unit basis were attributable primarily to the increases in production taxes on the higher revenues.

•Lease operating expenses held steady and decreased 1% sequentially from $4.01 per BOE in the first quarter of 2022 to $3.95 per BOE in the second quarter of 2022 but increased 17% year-over-year from $3.39 per BOE in the second quarter of 2021. The year-over-year increase is primarily attributable to the increased number of wells being both operated by Matador and by other operators (where Matador owns a working interest) and to operating cost inflation between the two periods.

•General and administrative expenses decreased 31% sequentially from $3.52 per BOE in the first quarter of 2022 to $2.42 per BOE in the second quarter of 2022. As part of its compensation program, the Company has issued to its employees stock awards that are based on the value of Matador’s stock but that are settled in cash. General and administrative expenses in the second quarter reflect a decrease in stock-based compensation expense associated with these cash-settled stock awards, the values of which are remeasured at each reporting period. These cash-settled stock award amounts decreased due to the fact that Matador’s share price decreased 12% from $52.98 at March 31, 2022 to $46.59 at June 30, 2022.

San Mateo Highlights and Update

Operating Highlights and Financial Results

Operating Highlights

San Mateo’s operations in the second quarter of 2022 were highlighted by record operating and financial results. These record results reflect not only better-than-expected volumes delivered by Matador during the second quarter of 2022, but also increased volumes delivered by other San Mateo customers as a result of several new business opportunities recently awarded to San Mateo.

Operationally, natural gas gathering and processing, oil gathering and transportation and water handling volumes achieved in the second quarter of 2022 were all-time highs for San Mateo and are shown in the table below, each as compared to the respective volumes reported in the first quarter of 2022 and the second quarter of 2021. These volumes do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in each period), but for which San Mateo recognized revenues during each period.

San Mateo Throughput Volumes	Q2 2022	Q1 2022	Sequential	Q2 2021	YoY

Natural gas gathering, MMcf per day	293	267	+10%	252	+16%
Natural gas processing, MMcf per day	292	253	+15%	223	+31%
Oil gathering and transportation, Bbl per day	51,200	47,800	+7%	43,900	+17%
Produced water handling, Bbl per day	348,000	344,000	+1%	281,000	+24%

Financial Results

During the second quarter of 2022, San Mateo achieved record financial results as described below.

•Net income (GAAP basis) of $41.8 million, an all-time quarterly high and a 20% sequential increase from $34.8 million in the first quarter of 2022, and a 28% year-over-year increase from $32.6 million in the second quarter of 2021.

•Adjusted EBITDA (a non-GAAP financial measure) of $52.9 million, an all-time quarterly high and a 17% sequential increase from $45.1 million in the first quarter of 2022, and a 25% year-over-year increase from $42.3 million in the second quarter of 2021.

•Net cash provided by San Mateo operating activities (GAAP basis) of $49.9 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $33.4 million, both all-time quarterly highs.

•Third-party midstream services revenues of $21.9 million, an all-time quarterly high and a 27% sequential increase from $17.3 million in the first quarter of 2022, and a 10% year-over-year increase from $19.9 million in the second quarter of 2021.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $8.9 million in the second quarter of 2022, approximately 50% below the Company’s estimate of $17 million for the quarter mostly due to the timing of projects underway during the quarter with most of these costs currently expected to be incurred in the third quarter of 2022. During the third quarter of 2022, the Company expects to incur midstream capital expenditures of approximately $24 million associated primarily with San Mateo’s new midstream business opportunities and with new infrastructure San Mateo anticipates adding to handle anticipated increased volumes from Matador and other customers. These midstream capital expenditures include Matador’s 51% share of San Mateo’s estimated capital expenditures and other wholly-owned midstream projects but exclude the acquisition of Pronto Midstream.

Conference Call Information

The Company will host a live conference call on Wednesday, July 27, 2022, at 9:00 a.m. Central Time to review its second quarter 2022 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI1c168e702fa54614b5ef189dbee9d125 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream’s oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; availability of sufficient capital to execute its business plan, available borrowing capacity under its revolving credit facilities and otherwise; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$230,394	$48,135
Restricted cash	51,889	38,785
Accounts receivable
Oil and natural gas revenues	328,758	164,242
Joint interest billings	102,646	48,366
Other	26,965	28,808
Derivative instruments	3,861	1,971
Lease and well equipment inventory	13,179	12,188
Prepaid expenses and other current assets	43,235	28,810
Total current assets	800,927	371,305
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	6,352,486	6,007,325
Unproved and unevaluated	971,185	964,714
Midstream properties	1,011,017	900,979
Other property and equipment	30,871	30,123
Less accumulated depletion, depreciation and amortization	(4,261,984)	(4,046,456)
Net property and equipment	4,103,575	3,856,685
Other assets
Other long-term assets	59,374	34,163
Total assets	$4,963,876	$4,262,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$39,526	$26,256
Accrued liabilities	226,306	253,283
Royalties payable	150,898	94,359
Amounts due to affiliates	15,476	27,324
Derivative instruments	63,338	16,849
Advances from joint interest owners	18,931	18,074
Income taxes payable	38,170	—
Other current liabilities	56,494	28,692
Total current liabilities	609,139	464,837
Long-term liabilities
Borrowings under Credit Agreement	—	100,000
Borrowings under San Mateo Credit Facility	420,000	385,000
Senior unsecured notes payable	900,261	1,042,580
Asset retirement obligations	38,392	41,689
Deferred income taxes	235,534	77,938
Other long-term liabilities	18,499	22,721
Total long-term liabilities	1,612,686	1,669,928
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 118,201,399 and 117,861,923 shares issued; and 118,130,068 and 117,850,233 shares outstanding, respectively	1,182	1,179
Additional paid-in capital	2,090,564	2,077,592
Retained earnings (accumulated deficit)	439,780	(171,318)
Treasury stock, at cost, 71,331 and 11,945 shares, respectively	(2,356)	(243)
Total Matador Resources Company shareholders’ equity	2,529,170	1,907,210
Non-controlling interest in subsidiaries	212,881	220,178
Total shareholders’ equity	2,742,051	2,127,388
Total liabilities and shareholders’ equity	$4,963,876	$4,262,153

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Oil and natural gas revenues	$892,769	$412,074	$1,519,284	$728,307
Third-party midstream services revenues	21,886	19,850	39,192	35,288
Sales of purchased natural gas	60,008	10,918	79,347	15,428
Realized loss on derivatives	(61,163)	(42,611)	(83,602)	(68,524)
Unrealized gain (loss) on derivatives	30,430	(42,804)	(44,599)	(86,227)
Total revenues	943,930	357,427	1,509,622	624,272
Expenses
Production taxes, transportation and processing	85,658	43,843	145,477	78,017
Lease operating	39,857	28,752	73,812	54,691
Plant and other midstream services operating	22,014	13,746	41,475	27,409
Purchased natural gas	56,440	9,628	73,461	12,483
Depletion, depreciation and amortization	120,024	91,444	215,877	166,307
Accretion of asset retirement obligations	517	511	1,060	1,011
General and administrative	24,431	24,397	54,164	46,585
Total expenses	348,941	212,321	605,326	386,503
Operating income	594,989	145,106	904,296	237,769
Other income (expense)
Net loss on asset sales and impairment	—	—	(198)	—
Interest expense	(18,492)	(17,940)	(34,744)	(37,590)
Other (expense) income	(4,342)	14	(4,486)	(661)
Total other expense	(22,834)	(17,926)	(39,428)	(38,251)
Income before income taxes	572,155	127,180	864,868	199,518
Income tax provision
Current	36,261	—	51,670	—
Deferred	99,699	5,349	152,818	8,189
Total income tax provision	135,960	5,349	204,488	8,189
Net income	436,195	121,831	660,380	191,329
Net income attributable to non-controlling interest in subsidiaries	(20,477)	(15,926)	(37,538)	(24,779)
Net income attributable to Matador Resources Company shareholders	$415,718	$105,905	$622,842	$166,550
Earnings per common share
Basic	$3.52	$0.91	$5.28	$1.43
Diluted	$3.47	$0.89	$5.20	$1.40
Weighted average common shares outstanding
Basic	118,103	116,801	118,027	116,804
Diluted	119,903	118,993	119,857	118,617

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating activities
Net income	$436,195	$121,831	$660,380	$191,329
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(30,430)	42,804	44,599	86,227
Depletion, depreciation and amortization	120,024	91,444	215,877	166,307
Accretion of asset retirement obligations	517	511	1,060	1,011
Stock-based compensation expense	4,063	1,795	7,077	2,650
Deferred income tax provision	99,699	5,349	152,818	8,189
Amortization of debt issuance cost and other debt-related costs	263	931	1,206	1,655
Net loss on asset sales and impairment	—	—	198	—
Changes in operating assets and liabilities
Accounts receivable	(85,678)	(39,220)	(211,023)	(78,900)
Lease and well equipment inventory	(751)	(549)	(829)	(437)
Prepaid expenses and other current assets	(6,921)	(3,681)	(14,717)	(4,483)
Other long-term assets	130	72	227	91
Accounts payable, accrued liabilities and other current liabilities	36,160	25,785	30,492	34,345
Royalties payable	48,228	10,466	56,539	16,207
Advances from joint interest owners	2,188	(792)	857	2,017
Income taxes payable	22,761	—	38,170	—
Other long-term liabilities	(146)	1,454	(7,675)	1,387
Net cash provided by operating activities	646,302	258,200	975,256	427,595
Investing activities
Drilling, completion and equipping capital expenditures	(182,064)	(124,739)	(389,893)	(210,725)
Acquisition of oil and natural gas properties	(29,353)	(8,680)	(73,114)	(15,356)
Midstream capital expenditures	(16,318)	(8,712)	(28,310)	(25,092)
Acquisition of midstream assets	(75,816)	—	(75,816)	—
Expenditures for other property and equipment	(58)	(112)	(283)	(245)
Proceeds from sale of assets	34,501	16	46,412	296
Net cash used in investing activities	(269,108)	(142,227)	(521,004)	(251,122)
Financing activities
Purchase of senior unsecured notes	(142,404)	—	(142,404)	—
Repayments of borrowings under Credit Agreement	(90,000)	(140,000)	(300,000)	(240,000)
Borrowings under Credit Agreement	40,000	40,000	200,000	40,000
Repayments of borrowings under San Mateo Credit Facility	(40,000)	(23,000)	(70,000)	(34,000)
Borrowings under San Mateo Credit Facility	55,000	41,500	105,000	52,500
Cost to amend credit facilities	(506)	(830)	(506)	(830)
Dividends paid	(5,878)	(2,913)	(11,744)	(5,826)
Contributions related to formation of San Mateo	—	16,250	22,750	31,626
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(26,460)	(14,700)	(44,835)	(28,910)
Taxes paid related to net share settlement of stock-based compensation	(4,668)	(1,163)	(16,852)	(2,884)
Other	(152)	(166)	(298)	(324)
Net cash used in financing activities	(215,068)	(85,022)	(258,889)	(188,648)
Increase (decrease) in cash and restricted cash	162,126	30,951	195,363	(12,175)
Cash and restricted cash at beginning of period	120,157	48,257	86,920	91,383
Cash and restricted cash at end of period	$282,283	$79,208	$282,283	$79,208

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$415,718	$207,124	$105,905
Net income attributable to non-controlling interest in subsidiaries	20,477	17,061	15,926
Net income	436,195	224,185	121,831
Interest expense	18,492	16,252	17,940
Total income tax provision	135,960	68,528	5,349
Depletion, depreciation and amortization	120,024	95,853	91,444
Accretion of asset retirement obligations	517	543	511
Unrealized (gain) loss on derivatives	(30,430)	75,029	42,804
Non-cash stock-based compensation expense	4,063	3,014	1,795
Net loss on asset sales and impairment	—	198	—
Expense related to contingent consideration and other	4,889	356	—
Consolidated Adjusted EBITDA	689,710	483,958	281,674
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(25,916)	(22,115)	(20,708)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$663,794	$461,843	$260,966

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$646,302	$328,954	$258,200
Net change in operating assets and liabilities	(15,971)	123,930	6,465
Interest expense, net of non-cash portion	18,229	15,309	17,009
Current income tax provision	36,261	15,409	—
Expense related to contingent consideration and other	4,889	356	—
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(25,916)	(22,115)	(20,708)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$663,794	$461,843	$260,966

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$41,789	$34,819	$32,562
Depletion, depreciation and amortization	8,041	7,778	7,521
Interest expense	2,990	2,269	2,118
Accretion of asset retirement obligations	69	68	61
Net loss on asset sales and impairment	—	198	—
Adjusted EBITDA	$52,889	$45,132	$42,262

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$49,902	$45,511	$25,261
Net change in operating assets and liabilities	250	(2,393)	15,210
Interest expense, net of non-cash portion	2,737	2,014	1,791
Adjusted EBITDA	$52,889	$45,132	$42,262

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$415,718	$207,124	$105,905
Total income tax provision	135,960	68,528	5,349
Income attributable to Matador Resources Company shareholders before taxes	551,678	275,652	111,254
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(30,430)	75,029	42,804
Net loss on asset sales and impairment	—	198	—
Expense related to contingent consideration and other	4,889	356	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	526,137	351,235	154,058
Income tax expense(1)	110,489	73,759	32,352
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$415,648	$277,476	$121,706

Weighted average shares outstanding - basic	118,103	117,951	116,801
Dilutive effect of options and restricted stock units	1,800	1,863	2,192
Weighted average common shares outstanding - diluted	119,903	119,814	118,993
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$3.52	$2.35	$1.04
Diluted	$3.47	$2.32	$1.02

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Net cash provided by operating activities	$646,302	$328,954	$258,200
Net change in operating assets and liabilities	(15,971)	123,930	6,465
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(24,574)	(21,128)	(19,831)
Performance incentives received from Five Point	—	22,750	16,250
Total discretionary cash flow	605,757	454,506	261,084

Drilling, completion and equipping capital expenditures	182,064	207,829	124,739
Midstream capital expenditures	16,318	11,992	8,712
Expenditures for other property and equipment	58	225	112
Net change in capital accruals	(38,250)	(1,768)	(24,938)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(8,200)	(9,446)	(3,812)
Total accrual-based capital expenditures(3)	151,990	208,832	104,813
Adjusted free cash flow	$453,767	$245,674	$156,271

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2022	2022	2021
Net cash provided by San Mateo operating activities	$49,902	$45,511	$25,261
Net change in San Mateo operating assets and liabilities	250	(2,393)	15,210
Total San Mateo discretionary cash flow	50,152	43,118	40,471

San Mateo capital expenditures	16,616	12,170	8,688
Net change in San Mateo capital accruals	119	7,107	(909)
San Mateo accrual-based capital expenditures	16,735	19,277	7,779
San Mateo adjusted free cash flow	$33,417	$23,841	$32,692